Exhibit 21.1

                DIAMOND SHAMROCK, INC. SIGNIFICANT SUBSIDIARIES
                               DECEMBER 31, 1993


DIAMOND SHAMROCK REFINING AND MARKETING COMPANY

SIGMOR CORPORATION

SIGMOR BEVERAGE, INC.

AUTOTRONIC SYSTEMS, INC.

BIG DIAMOND, INC.

D-S VENTURE COMPANY, L.L.C.

DIAMOND SHAMROCK REFINING COMPANY, L.P.